Exhibit 99.2

RETRACTABLE TECHNOLOGIES, INC. FILES COMPLAINT IN UNITED STATES COURT OF INTERNATIONAL TRADE

LITTLE ELM, TEXAS, September 30, 2024 — Retractable Technologies, Inc. (NYSE American: RVP) announces that on September 26, 2024, it filed a complaint in the United States Court of International Trade against defendants involved in the issuance of a recent decision implementing a 100% tariff on syringes and needles imported from China, effective September 27, 2024. Such defendants include the United States of America, the Office of the United States Trade Representative, Trade Representative Katherine Tai, U.S. Customs & Border Protection, and U.S. Customs & Border Protection Acting Commissioner Troy Miller. Relief sought includes preliminary injunctions and, ultimately, a decision that the tariffs be set aside, as well as certain costs, fees, and other relief. The Complaint details the history of tariff reviews and decisions since 2018 and alleges that the most recent tariff review was not properly conducted as to needles and syringes, as well as other allegations relating to procedure and policy. Tariffs at the 100% level without sufficient time to increase its domestic production would cause irreparable harm to Retractable, as detailed in the Complaint.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer